Exhibit 3.3

DOMESTIC BUSINESS CORPORATION

STATE OF NEBRASKA

ARTICLES OF CHARTER SURRENDER

(Upon Domestication)

MIDWEST HOLDING INC.

Pursuant to Section 21-2,130 of the Nebraska Model Business Corporation Act (“Act”), the undersigned corporation executed and delivers the following Articles of Charter Surrender:

FIRST:	The articles of charter surrender are being filed in connection with the domestication of the corporation in a foreign jurisdiction and the effective date of the domestication is August 17, 2020.

SECOND:

The domestication was duly approved by the shareholders and, if voting by any separate voting group was required, by each such separate voting group, in the manner required by the Act and the corporation’s articles of incorporation.

THIRD:	The corporation’s new jurisdiction of incorporation is Delaware.

FOURTH:

The corporation shall appoint the Secretary of State as its agent for service of process in a proceeding to enforce the rights of shareholders who exercise appraisal rights in connection with the domestication and that the foreign business corporation hereby provides a mailing address to which the Secretary of State may mail a copy of any process served on the Secretary of State: 2900 South 70th Street, Suite 400, Lincoln, Nebraska 68506.

FIFTH:	The corporation agrees that it will promptly send the notice, if any, to which the persons are entitled under Section 21-2,130 of the Act.

Dated: August 12, 2020.

MIDWEST HOLDING INC.

By	/s/ Mark A. Oliver
Mark A. Oliver, President